Exhibit 99.1

Press Release	FOR FURTHER INFORMATION: Scott J. Gish Vice President Corporate Communications (203)775-9000 sgish@photronics.com

PHOTRONICS COMPLETES COMMON STOCK

AND CONVERTIBLE NOTE OFFERINGS

BROOKFIELD, Connecticut September 16, 2009 – Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced the closing of its previously announced common stock and convertible note offerings. The Company sold 11,084,337 shares of its common stock at a price of $4.15 per share. The underwriters exercised in full their option to purchase additional shares to cover overallotments.

The Company also completed the sale of $57.5 million principal amount of its 5.5% convertible senior notes due 2014 (the “notes”). The underwriters exercised in full their option to purchase additional notes to cover overallotments. The convertible notes will pay interest semi-annually at a rate of 5.5% per annum and will mature on October 1, 2014, unless earlier purchased or converted. The notes are convertible into shares of Photronics common stock at a conversion rate of 196.7052 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $5.08 per share of common stock, subject to adjustment in certain circumstances.

The convertible notes will be Photronics’ senior unsecured obligations and will rank equally with any existing and future unsecured senior debt, and senior to any existing and future subordinated debt.

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PHOTRONICS COMPLETES COMMON STOCK AND CONVERTIBLE NOTE OFFERINGS……….PAGE TWO

The Company received total net proceeds from both offerings of approximately $98 million after deducting fees and offering expenses, and will use the net proceeds to repay a portion of outstanding bank borrowings.

Morgan Stanley & Co. Incorporated was the book-running manager for the offerings and Needham & Company, LLC, D.A. Davidson & Co., and Stifel Nicolaus & Company, Incorporated acted as co-managers of the offerings.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

PLAB G

17-2009